SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF

SECURITIES PURSUANT TO SECTION 12(B) OR (G) OF

THE SECURITIES EXCHANGE ACT OF 1934

FREESCALE SEMICONDUCTOR, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-0443182
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6501 William Cannon Drive West, Austin, Texas	78735
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Class A Common Stock, Par Value $.01 Per Share (and associated preferred stock purchase rights)	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:	333-111250

(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

On September 23, 2005, Freescale Semiconductor, Inc. (“Freescale”) entered into a First Amendment (the “Rights Amendment”) to the Rights Agreement (the “Rights Plan”) between Freescale and Mellon Investor Services, LLC dated as of July 7, 2004. The Rights Amendment was authorized and approved by Freescale’s Board of Directors on September 20, 2005.

Prior to adoption of the Rights Amendment, the rights under the Rights Plan became exercisable on the earlier of (a) ten days after the public announcement that a person or group has become an “acquiring person” by obtaining beneficial ownership of (i) 15% or more of Freescale’s outstanding Class A Common Stock (the “Class A Trigger”); (ii) 15% or more of Freescale’s outstanding Class B Common Stock (the “Class B Trigger”); or (iii) any combination of Freescale’s outstanding Class A Common Stock and Class B Common Stock representing 15% or more of the votes of all shares entitled to vote in the election of directors (the “Combined Trigger”); or (b) ten business days (or a later date determined by Freescale’s Board of Directors before any person or group becomes an acquiring person) after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming an acquiring person. Because Motorola, Inc. (“Motorola”) held a substantial ownership position in Freescale at the time the Rights Plan was adopted, the Rights Plan contained provisions excluding Motorola and its affiliates from the terms of the Rights Plan.

The Rights Amendment changes two provisions of the Rights Plan. First, the Rights Amendment eliminates the Class A Trigger. As a result, the rights under the Rights Plan will only become exercisable when a person or group becomes an acquiring person under the Class B Trigger or the Combined Trigger. Second, the Rights Amendment eliminates the provisions excluding Motorola and its affiliates from the terms of the Rights Plan. As a result, Motorola and its affiliates can now be deemed an acquiring person under the Rights Plan if they activate the Class B Trigger or the Combined Trigger.

The foregoing description of the Rights Amendment is qualified in its entirety by reference to the full text of the Rights Amendment, a copy of which has been filed as an exhibit hereto and is incorporated herein by this reference. Copies of the Rights Agreement are available free of charge from the Company.

Item 2.	Exhibits.

Exhibit Number	Description of Exhibit

4.1	First Amendment to Rights Agreement, dated as of September 23, 2005, by and between Freescale Semiconductor, Inc. and Mellon Investor Services LLC

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FREESCALE SEMICONDUCTOR, INC.

By:	/s/ John D. Torres
Name:	John D. Torres
Title:	Senior Vice President, General Counsel and Secretary

Date: September 27, 2005

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EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	First Amendment to Rights Agreement, dated as of September 23, 2005, by and between Freescale Semiconductor, Inc. and Mellon Investor Services LLC

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